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                                                                    Exhibit 99.1

                                 AUGUST 15, 2003

                                  PRESS RELEASE

Chairman Rodger W. Platt announced today that, for the first six months of 2003, Cortland Bancorp's earnings were $ 2.827 million or $ 0.71 per share. During the comparable period of 2002, the Company earned $ 2.981 million or $ 0.74 per share. During the second quarter ended June 30, 2003, the Company earned $ 1.365 million, down from the $ 1.539 million earned in last year's second quarter. Second quarter earnings per share of $ 0.34 were $0.04 shy of the $0.38 earned in last year's second quarter.

Mr. Platt indicated that, like many other community banks, the Company is experiencing compression in its net interest margin, which is the difference between what the Company earns on its loans and investments and what it pays for its deposits and borrowings. He noted that with short term interest rates approaching zero there is limited opportunity to reduce the Company's cost of funds any further. Meanwhile, the yields available on loans and investments continue to fall, and still have room to fall further if spreads tighten. To help offset this trend, the Company has increased its focus on non interest income and expense control.

During the second quarter of 2003, the Company's operating expenses were up $3,000 over the same period last year, while year-to-date non interest expenses rose $ 43,000, an increase of well under 1% for both the quarter and year-to-date. Mr. Platt noted that, like many firms, the Company has experienced sharp increases in the cost of providing group medical coverage, requiring creative changes in the Company's approach to such benefits. He emphasized that the Company remains committed to cost effective solutions that deliver quality medical benefits to the Company's employees and their families.

Meanwhile, non interest income continued to improve. The second quarter saw non interest income improve by $ 276,000, or 45.6%, over last year, which put year-to-date non interest income up $ 633,000, or 52.0%, over last year. Mr. Platt noted that the improvement reflected the Company's increased presence in the secondary mortgage market, and increased gains on investment and trading account securities.

Lingering effects of the recent economic recession, which hit the industrial and manufacturing sectors particularly hard, continue to be reflected in loan delinquency and charge-offs. As of June 30, 2003, loans 30 days or more beyond their contractual due date represented 2.0% of total loans, up from 1.3% a year ago. Loans recognized as a loss during the first six months of 2003, net of any recoveries on previously charged-off loans, represented a 0.25% annual loss ratio on outstanding loans compared to 0.16% for the same period last year. Mr. Platt indicated that the Company's provision for loan losses during the first half of 2003 maintained the allowance for loan losses (a cushion against possible future loan losses) at approximately $ 3.0 million, representing 1.55% of loans outstanding compared to 1.49% a year ago.

Over the past twelve months assets have remained relatively steady at $ 440 million. Capital ratios remain well above regulatory minimums, with equity capital representing 12.0% of assets. During the first half of 2003, the Company provided shareholders with a return on average equity of 10.7% while generating a return on average assets of 1.31%. During the first six months of last year, the Company's return on shareholders' equity was 11.6% with a return on assets of 1.37%. Mr. Platt noted that while 2003 results are tracking below last year's record pace, the level of the Company's profits and performance ratios remain quite acceptable. "After nine consecutive years of record performance, one grows to expect continuous improvement. However, in light of today's economic and monetary challenges, we are quite pleased with the level of performance that we have been able to sustain throughout the first half of 2003," Mr. Platt stated.

On January 28, 2003, the Company's board of directors authorized the repurchase of a maximum of 196,000 shares, or approximately 4.9% of the Company's common stock. This program will expire not later than February 6, 2004. As of June 30, 2003, the Company had repurchased 22,617 shares under the current program. Based on the market price of the Company's stock as of June 30, 2003, the remaining repurchase commitment was approximately $ 5.6 million. The stock trades on the NASDAQ OTC BB under the symbol CLDB.